EXHIBIT 99
                                                                      ----------

                                              For:     Avatex Corporation
                                             Contact:  Edward Massman
                                                       Chief Financial Officer
                                                       (214) 365-7450



FOR IMMEDIATE RELEASE
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            AVATEX REACHES AGREEMENT WITH NATIONAL STEEL CORPORATION
             OVER PREFERRED STOCK INVESTMENT AND RELATED LIABILITIES


DALLAS, TX -- NOVEMBER 25, 1997 -- AVATEX CORPORATION (NYSE: AAV) today announced that National Steel Corporation and certain of its affiliates have agreed to redeem National Steel preferred stock owned by Avatex and release Avatex of various related liabilities. Pursuant to the agreement, National Steel will pay Avatex a total of $69 million, of which $59 million was paid in cash at closing and an additional $10 million will be paid over the next year. Approximately $5 million of the additional $10 million payment is subject to Avatex's compliance with a financial covenant. In addition, National Steel has released Avatex from all pension, life, health insurance and other benefit obligations for the current and former employees of National Steel's former Weirton Steel operations, as well as various environmental liabilities that were previously indemnified by Avatex. In return, Avatex has released and assigned to National Steel all of Avatex's rights to assert pre-1987 environmental claims against insurers of both National Steel and Avatex, and released Avatex's share of any settlement proceeds against such claims and all amounts remaining in the environmental account pre-funded by Avatex to National Steel in 1993.

         Avatex stated that it is using approximately $14.9 million of the cash received from National Steel to pay its debt in full to its primary secured lender, Credit Lyonnais. In connection with this transaction, Avatex will record a charge to income in its third fiscal quarter ended December 31, 1997 of approximately $59.0 million, inclusive of transaction and other related costs. However, because reserves against the carrying value of the National Steel investment, which were previously taken as a direct adjustments to equity of $77.8 million, must now be reversed, Avatex will experience a net improvement to its stockholder deficit of approximately $20.7 million as a result of this transaction.